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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE                         CONTACT: John Bierbaum
                                                       Chief Financial Officer
                                                       612-661-3830


ROBERT C. POHLAD NAMES CHIEF FINANCIAL OFFICER FOR THE COMPANY TO BE FORMED BY
                  THE MERGER OF WHITMAN CORP AND PEPSIAMERICAS

         Minneapolis, MN - November 2, 2000 - Robert C. Pohlad, Chairman and CEO of PepsiAmericas (NYSE: PAS), today named G. Michael Durkin, Jr. Senior Vice President and Chief Financial Officer for the company to be formed by the merger of Whitman Corporation and PepsiAmericas. Mr. Durkin will report to Mr. Pohlad, who will become Chief Executive Officer upon completion of the transaction, as previously announced.

         Most recently Mr. Durkin served as Senior Vice President and General Manager, Eastern Group for Whitman Corporation. In this role Mr. Durkin had direct profit and loss responsibility for nearly half of Whitman's total revenue. Prior to this position Mr. Durkin was Vice President, Customer Development of PepsiCo's Heartland Business Unit, which was acquired by Whitman Corporation from PepsiCo. in 1999. Mr. Durkin was primarily responsible for developing the business strategies and tactics to drive revenue and market share growth across all channels.

         "Mike brings a wealth of experience to our team," noted Mr. Pohlad. "With more than five years experience in field operations, as well as 11 years experience in finance, Mike has a rare combination of operating, strategic and financial experience that makes him the perfect choice for CFO of the new company."

         Mr. Durkin began his career in 1981 with PepsiCo, Inc. During his 20 year career, he has held a variety of finance and operating positions. Mr. Durkin holds a BS in Marketing and Finance from the University of Rhode Island, as well as an MBA from Pace University.

         The appointment of Mr. Durkin completes the senior management team for the new company. Mr. Durkin joins, Kenneth E. Keiser, currently President and Chief Operating Officer of PepsiAmericas who will become President and Chief Operating Officer of the combined company's U.S. operations; Larry D. Young, currently President and Chief Operating Officer of Whitman Corporation and Pepsi-Cola General Bottlers, who will become President and Chief Operating Officer of the combined company's international operations; and John F. Bierbaum, currently Senior Vice President and Chief Financial Officer of PepsiAmericas, who will become Executive Vice President, Corporate Growth and Strategic Planning for the new company.

         PepsiAmericas manufactures, distributes and markets PepsiCo soft drinks, Seven-Up and other products in exclusive franchise territories that include Puerto Rico, Jamaica, portions of Arkansas, Iowa, Louisiana, Minnesota, Mississippi, North Dakota, South Dakota, Tennessee and Texas. PepsiCo, Inc. (NYSE: PEP) holds a 24 percent equity interest in PepsiAmericas.

         Pepsi-Cola General Bottlers is Whitman Corporation's (NYSE: WH) principal operating company. Its brands include Pepsi, Diet Pepsi, Pepsi ONE, Mountain Dew, Mug, Slice, Wild Cherry Pepsi, Aquafina, All Sport Body Quencher, and FruitWorks. The company also distributes ready-to-drink ice teas and coffees, respectively, via joint ventures with Lipton and Starbucks.